June 10, 2016

BEO ITS INC. (AKA BEOI STIS INC.)
230-8920 BOUL. Pie-IX
Montreal Quebec H1Z4H9
Canada

Gentlemen:
This document sets forth our agreement and understanding as to the essential terms of the sale to Earth Science Tech. (the "Purchaser") by Dr. Michel Aube (the "Seller") and Danny Germain (the "Seller") of the Seller's business and BEO ITS INC. (the "Business"), located in Quebec Canada engaged in the development of Medical Devices, tests and vaccines. The parties agree that this letter agreement is binding and enforceable, and that it will inure to the benefit of the parties and their respective successors and assigns.

1. Purchased Assets. At the closing, the Purchaser will purchase "all of the assets" associated with the Business, including any and all patents, patents pending, inventions, know-how, contracts, relationships, agreements, trade secrets and all intellectual property related to any medical devices, tests, vaccines and specifically medical devices used for the detection of Chlamydia, STI's (Sexually transmitted infections) and/or diseases.

2. Assumed Liabilities. The Purchaser will assume as of the closing date only those liabilities and obligations (i) arising in connection with the operation of the Business by the Purchaser after the closing date, and (ii) arising after the closing date in connection with the performance by the Purchaser of the contracts and agreements associated with the Business.

3. Purchase Price. The total purchase price for "all of the assets" will be 200,000 shares of Purchasers restricted common stock and 4,766.16$ USD, payable on the closing date. The Seller may assign all (200,000) of the shares to a 3rd party. All stock issued to Seller for the Purchase Price and or for the Employee agreement shall have 144 restricted legends, restricting sales of the shares for a minimum of twelve months from date of issuance as well as an agreed upon lock up leak out agreement.

4. Pre-Closing Covenants. The parties will use their reasonable best efforts to obtain all necessary third-party and government consents (including all certificates, permits and approvals required in connection with the Purchaser's operation of the Business). The Seller will continue to operate the Business consistent with past practice. The parties agree to execute an asset purchase agreement prepared by the Purchaser and or the Purchaser's lawyer, which will reflect the terms set forth in this letter agreement, and will contain customary representations and warranties. The Purchaser may assign this agreement or any part of this agreement to any subsidiary, affiliate or branch.

5. Conditions to Obligation. The Purchaser and the Seller will be obligated to consummate the acquisition of the Business unless the Purchaser has failed to obtain, despite the parties' reasonable best efforts, all certificates, permits and approvals that are required in connection with Purchaser's operation of the Business.

6. Due Diligence. The Seller agrees to cooperate with the Purchaser's due diligence investigation of the Business and to provide the Purchaser and its representatives with prompt and reasonable access to key employees and to books, records, contracts and other information pertaining to the Business (the "Due Diligence Information").

7. Confidentiality; Non-competition. The Purchaser will use the Due Diligence Information solely for the purpose of the Purchaser's due diligence investigation of the Business, and unless and until the parties consummate the acquisition of the Business the Purchaser, its affiliates, directors, officers, employees, advisors, and agents (the Purchaser's "Representatives") will keep the Due Diligence Information strictly confidential. The Purchaser will disclose the Due Diligence Information only to those Representatives of the Purchaser who need to know such information for the purpose of consummating the acquisition of the Business. The Purchaser agrees to be responsible for any breach of this paragraph 7 by any of the Purchaser's Representatives. In the event the acquisition of the Business is not consummated, the Purchaser will return to the Seller any materials containing Due Diligence Information, or will certify in writing that all such materials or copies of such materials have been destroyed. The Purchaser also will not use any Due Diligence Information to compete with the Seller in the event that the acquisition of the Business is not consummated. The provisions of this paragraph 7 will survive the termination of this letter agreement.

8. Non-disclosure. Until the consummation of the acquisition of the Business, the Seller will not disclose to any party any information related to any documents, discussions, negotiations or plans related to the acquisition of the Business by the Buyer.

9. Exclusive Dealing. Upon signing of this binding agreement, the Seller hereby agrees it will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation or other person with respect to (a) the possible disposition of a material portion of the Business, or (b) any business combination involving the Business, whether by way of merger, consolidation, share exchange or other transaction.

10. Public Announcement. All press releases and public announcements relating to the acquisition of the Business will be agreed to and prepared jointly by the Seller and the Purchaser.

11. Expenses. Upon signing of this letter agreement, the Purchaser will pay all of the expenses, including legal fees, incurred in connection with the acquisition of the Business.

12. Indemnification; The Seller represents and warrants that the Purchaser will not incur any liability in connection with the consummation of the acquisition of the Business to any third party with whom the Seller or its agents have had discussions regarding the disposition of the Business, and the Seller agrees to indemnify, defend and hold harmless the Purchaser, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. The covenants contained in this paragraph 12 will survive the termination of this letter agreement.

13. Dr. Michel Aube agrees to enter into an exclusive employment agreement with the Purchaser for a period of 5 years and hereby agrees to a non-compete both of which will be provided by the Purchaser. Dr. Michel Aube shall be entitled to a base salary and stock or option bonus quarterly. Dr. Michel Aube further agrees that the Purchaser may assign this agreement to any subsidiary or affiliate corporation currently existing or to be incorporated in the future and this will result in Dr. Michel Aube entering into an employment agreement with the assignee company.

14. It is understood that although the parties contemplate a more formal Asset Purchase Agreement, to be delivered within 30 days, the terms set forth in this letter of intent constitute the major terms which will be included in the Asset Purchase Agreement.

etst
earth science tech

If you are in agreement with the terms of this letter agreement, please sign in the space provided below and return a signed copy to Purchaser. Upon receipt of a signed copy of this letter, we will proceed with our plans for consummating the transaction in a timely manner.
Very truly yours,

Purchaser
Earth Science Tech, Inc.
C1702 Costa Del Sol
Boca Raton, FL 33432

By: ____________________
Matthew Cohen, CEO

Seller
BEO ITS INC. (aka BEO STIS INC.)
230-8920 BOUL. Pie-IX
Montreal Quebec H1Z4H9
Canada

By: ____________________
Dr. Michel Aube, CEO of BEO ITS INC.
I have authority to bind the Corporation.

By: ____________________
Dr. Michel Aube, Individually

By: ____________________
Danny Germain, Shareholder of BEO ITS INC.

EXHIBIT "A"

**Acquisition of BEO ITS (AKA BEOI STIS INC.), its assets and its projects**
**Description of what it includes**
**Prepared by Dr. Michel Aube**
**June 10, 2016**

The seller and the business undertake to provide the Purchaser as part of the asset purchase agreement on the closing date or a maximum of twelve months after the closing date. Failing to do so will result in the seller and or the business and or any 3rd party with assigned shares as part of this transaction surrendering such shares and or having them canceled or revoke as compensation for loses caused to the Purchaser by such failure to perform.

Will own a pending patent related to the sanitary napkin and will start to use it in clinical and non-clinical settings. Using the knowledge and the networking of Dr. Michel Aube in different Universities we will develop our own test *in vitro* and new vaccines.

Dr Aube and Dr Moutih Rafei (professor of pharmacology at the Université de Montréal) will start to develop our first vaccine against chlamydia as well as launching our vaccine for HIV for 2016.

1. All the data necessary to manufacture and commercialized the modified sanitary napkin that was first developed by EZY-detek inc.
    - the prototype used for the proof of concept
    - the improve modified sanitary napkin concept that will be patent
    - a plan prepared by an engineer to optimised the manufacturing and the shipping of the new medical device
    - the data necessary to adapt the available *in vitro* tests to the specimen collected by the sanitary napkin (the *in vitro* test is sales by Roche Diagnostics http://www.roche.com/about/business/diagnostics.htm; http://molecular.roche.com/News/LocalNews/Pages/RochereceivesFDAclearancefortesttoscreenanddiagnosechlamydiaandgonorrheainfectioninsymptomaticandasymptomaticpatients.aspx)

2. The modification of the facilities required to manufacture the modified sanitary napkin (a medical device class II) in an ISO 13485 environment with the possibility of expansion inside the building
    - we have a 100x40 feet shop rent from our partner M.Denis Babin with the possibility to modify the configuration of the building and to ad different room on two levels
        - the building offers office, manufacturing space, shipping and marketing space

3. All the prototypes developed to design a new medical device dedicated to collect biological specimens from men
    - Dr Aubé has design a new medical device base on the filtration of the urine to improve the shipping and the quality of the specimen
        - for men urine is appropriate to detect chlamydia but not for women

etst
earth science

- with the device developed by Dr Aubé only a filter will be post to the laboratory instead of 50 ml of urine, a strong advantage because urine is unstable and must be put at 4 degree Celsius as soon as possible an analysis in the next 24 hrs

To start our own research to develop a Chlamydia vaccine we will take advantage of:

1. our new specimen collection method
   - we will use the Chlamydia specimens collected from our clients and determine the serotype of Chlamydia affecting people from different cities, it will indicate which serotype to consider for our vaccine
   - we will concentrate our effort on the most prevalent serotype of Chlamydia in major cities
   - we will identify specific vaccine candidate antigens from these serotypes according to the recent advance in this field: http://www.ncbi.nlm.nih.gov/pubmed/?term=20581152

2. the laboratories facilities and the staff of Dr Moutih Rafei (Université de Montréal)
   - we will use a mice model to test those antigens: http://www.ncbi.nlm.nih.gov/pubmed/?term=21078844
   - Dr Rafei has access to a large animal housing facility where our mice will grow and he is using mice for many years for his own research

3. the laboratories facilities and competence of our partner CDL Laboratories: http://www.cdllaboratories.com/en/services/clinicaltrial/; CDL laboratories are implicated for clinical studies since their creation in 1993
   - we will use CDL Laboratories to find positive women and recruit them for our research protocol
   - CDL Laboratories has thousands of client and will refer us to the physician who meet a lot of positive women for Chlamydia

For the vaccine development the Université de Montréal asks to be a partner in the intellectual property that will be created from that study. Nevertheless we will be entirely responsible for the commercialization and a potential small royalty on each sale after the breakeven point to the Université de Montréal which will be negotiated before the start of the project. It can be strong advantages to be partner with a well recognize university.

All the data produce in this set up will be the propriety of BEO ITS and its partners. This research will be the beginning of the acquisition of intellectual properties for the creation of a Chlamydia vaccine. Dr Rafei is a young star researcher in immunology and currently Professor in the Department of Pharmacology at the University of Montreal (http://pharmacologie.umontreal.ca/recherche/chercheurs/moutih-rafei/). Dr Rafei will be a leader in our vaccine research program. He already owns a patent for a new molecule (http://patents.justia.com/inventor/moutih-rafei) dedicated for the treatment of different autoimmune illness (http://www.futuremedicine.com/doi/pdf/10.2217/imt.09.65) with his previous director Jacques Galipeau and the McGill University. According to our portfolio management and objective we can acquire a licence to develop some applications to treat different diseases base on the doctor Rafei molecule.

etst
earth science

Other Items include:

1. Signature of an agreement with SDB Mondial and M.Denis Babin as the main consultant to develop the oversea market for our diagnostic products. He won Gold Medal from La Société des Caisses Desjardins as a seller. He has contact in countries where we will try to implant our services. Signature of an agreement with CDL Laboratories for an exclusive and mutual collaboration for the lab tests apply to the specimen collected with our modify sanitary napkins.
2. Signature of an agreement with Marc Steben MD (Director of a medical clinic http://cliniquea.ca/CliniqueArueMcGill_OurTeam.html/Dr_Marc_Steben) dedicated to sexually transmitted infections) as the main consultant to develop the diagnostic products into our pipeline. He is actually a consultant for the National Public Health Institute of Quebec. His thinking to fight STIs is in agreement with our strategies and goals. He will help us to introduce our device and method to different government and authorities.
3. Signature of an agreement with Chandra Panchal PhD CEO of Axelon Polymers Corp. (http://axcelonbp.com/). Dr Panchal is a leader and he's ready to help us to gain in credibility and to have better access to available grant. He will be a consultant for the development of diagnostic kit. He is already implicated in medical device development with his company: http://axcelonbp.com/companay/about-us/
4. Signature of an agreement with Dr. Moutih Rafei to validated the feasibility of a Chlamydia vaccine. Dr. Rafei is a young star researcher in immunology and currently Professor in the Department of Pharmacology at the University of Montreal
5. Signature of an agreement with Dr. Rafei to study the molecular mechanisms implicated in the benefit of CBD and Hemp oil for the immune system and the central nervous system
6. Announcing the launch of our first gynecological self-sampling kit to detect chlamydia dedicated to counter female infertility.